Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference therein of our report dated June 29, 2015 with respect to the financial statements of Motion Computing, Inc. and subsidiaries for the year ended December 31, 2013 included in the Current Report (Form 8-K) for 2015 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

June 29, 2015